Exhibit 99.1

PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
July 19, 2005

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER ENDED JUNE 30, 2005

•	Second quarter net income more than doubles to $95.3 million; first half net income increases 129% to $147.1 million

•	Quarterly operating profit rises 150% to $129.3 million

•	Quarterly EBITDA rises 62% to a record $215.8 million

•	First half operating cash flow more than triples to $253.6 million

ST. LOUIS, July 19 – Peabody Energy (NYSE: BTU) today reported that net income for the quarter ended June 30, 2005, increased 130 percent to $95.3 million, or $0.71 per share, compared with $41.5 million, or $0.32 per share, in the prior year. Through six months, net income rose 129 percent to $147.1 million, and earnings per share increased 112 percent to $1.10 per share. EBITDA rose 62 percent to $215.8 million for the quarter and 56 percent to $381.7 million through six months.

     “Coal markets are extremely strong, demand is running at record levels, customer inventories are at an all-time low, and our operations are in excellent position to meet growing customer demand,” said Peabody President and Chief Executive Officer Elect Gregory H. Boyce. “All of this translates into a very positive growth profile for Peabody’s future earnings and cash flows.”

FINANCIAL RESULTS DRIVEN BY RECORD VOLUMES AND IMPROVED PRICING

     Second quarter revenues increased 21 percent to $1,108.8 million and rose 29 percent to $2,186.3 million for the first half. Quarterly increases were fueled by a 5 percent increase in mining operation shipments and improved revenues per ton of 10 percent in the United States and 63 percent in Australia.

PEABODY ENERGY ANNOUNCES RESULTS – ADD ONE

     EBITDA totaled $215.8 million for the second quarter and $381.7 million for the first half, compared with $133.5 million and $245.1 million in the respective prior-year periods. Operating profit of $129.3 million for the second quarter and $210.1 million for the first half more than doubled from the respective prior-year periods. Second quarter results were driven by increased contributions across the board, from U.S. Mining, Australian Mining, Trading and Brokerage, and Resource Management operations. Increases were partially offset by a pre-tax charge of $13.4 million ($0.06 per share after tax) to establish an allowance against disputed customer receivables.

     Improved operating profit resulted in net income of $95.3 million for the second quarter, or $0.71 per share, and $147.1 million for the first half, or $1.10 per share. These results more than doubled net income of $41.5 million, or $0.32 per share, and $64.1 million, or $0.52 per share, in the respective prior-year periods. Operating cash flow rose 118 percent to $155.7 million for the quarter, and increased 209 percent through six months to $253.6 million.

BUSINESS HIGHLIGHTS: INCREASED MARGINS FROM ALL SEGMENTS

     “The diversity of Peabody’s portfolio of assets, coupled with the flexibility of the sales and trading organization, again allowed Peabody to differentiate itself and deliver record results,” said Boyce. “By adjusting shipments among our three mines in Wyoming to minimize the impact of rail disruptions, we increased first half shipments by 8.7 percent over the prior year.”

MINING OPERATIONS: U.S. operations achieved record safety results in the first half of 2005, improving the accident rate 35 percent while reaching record production levels. Second quarter EBITDA from U.S. mining operations rose 21 percent to $201.5 million, driven by a 5 percent increase in volume and a 16 percent expansion of unit margins. The improvement occurred despite temporary geology issues that reduced shipments and increased costs at a metallurgical coal mine in West Virginia, and severe rail disruptions that lowered Peabody’s Powder River Basin shipments by approximately 3.5 million tons. Combined with geology and transportation issues in Australia, these factors lowered EBITDA by approximately $40 million to $50 million for the quarter.

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PEABODY ENERGY ANNOUNCES RESULTS – ADD TWO

     EBITDA from Australian Operations totaled $47.5 million, reflecting improved pricing and increased volumes that more than offset continued rail and port issues. The Dalrymple Bay Terminal in Queensland has reduced shipping allocations for all users by approximately 20 percent to improve vessel loading times, which will also reduce future demurrage charges. The company anticipates even stronger second-half Australia contributions due to shipments on higher-priced contracts and lower demurrage costs as a benefit from the new port allocation system.

     Peabody continues to make progress on a number of growth initiatives to meet customer demand, using productivity improvements and other synergies to develop capacity using relatively low capital:

•	The new Gateway Mine, a 2.5 million ton-per-year operation in Southwestern Illinois, is expected to begin production in the third quarter to serve a customer under a 10-year coal supply agreement. Total capital, considering acquisition and development, is expected to total approximately $50 million;

•	Twentymile Mine, America’s largest Western Bituminous coal mine, is expanding from 8.7 million tons per year of production in 2004 to 12 million tons per year by 2008;

•	Construction of the James Creek area is continuing, and will extend the life of the Harris metallurgical coal mine in West Virginia;

•	The Black Stallion Mine in West Virginia is under development and expected to begin production in the first half of 2006. Black Stallion is expected to produce approximately 2 million tons per year of high quality metallurgical coal; and

•	Environmental assessment is under way for development of Peabody’s planned 30 to 40 million ton-per-year Southern Powder River Basin mine, which would access 800 million tons of ultra-low sulfur coal reserves. The operation, which could come on-line within several years, is being developed to serve strong long-term customer demand growth from the Powder River Basin.

SALES AND TRADING: Trading and brokerage operations contributed $15.4 million of EBITDA in the second quarter, compared with $6.4 million in the prior year. Primarily in recognition of partial value related to an agreement with a third-party coal supplier, Peabody reduced an estimated contract loss reserve by approximately $12.5 million pre-tax (or $0.06 per share after tax).

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PEABODY ENERGY ANNOUNCES RESULTS – ADD THREE

     To meet robust global coal demand, Peabody again increased sales volumes in the second quarter and sold an industry record 116.9 million tons in the first half of 2005. Excluding transportation issues, volumes would have been approximately 4 million tons higher in the first half. In the second quarter, the company reached agreements representing 68 million tons of future coal sales for terms ranging up to 10 years.

RESOURCE MANAGEMENT: Resource Management EBITDA totaled $10.2 million for the quarter, an increase of $11.6 million over the prior year, reflecting the timing of commercial transactions.

     Turning to generation development activities, the State of Illinois issued the permit enabling mining operations related to the Prairie State Energy Campus in Southwestern Illinois during the second quarter. The company is advancing engineering and design plans for the 1,500 MW mine-mouth generation project, and is working through air permit appeals and the final selection of partners and equipment suppliers.

MARKET OVERVIEW: U.S. STOCKPILES HEADING TO RECORD LOWS

     Peabody believes that near-term and long-term coal market fundamentals remain outstanding. The global coal industry has grown by an estimated 1.1 billion tons, or 25 percent, over the past three years, and 2005 coal demand is expected to set another record.

     Thermal coal markets remain very strong around the world, and particularly in markets served by Peabody’s coal supplies from Australia, Venezuela and the United States. The U.S. coal supply-demand balance remains very tight. Second-quarter electricity generation increased approximately 1.5 percent, and Peabody estimates that coal-fueled generation rose more than 3 percent. Generation growth has been particularly strong in the central United States, which uses the most coal from the Powder River Basin. Following a mild winter, second quarter cooling degree days were nearly 12 percent greater than normal, while June was 31 percent greater than normal on a coal-utilization-weighted basis.

     “Inventories at U.S. generators are on pace to decline to record low levels by the end of summer,” said Boyce. “Continued economic growth, decreased nuclear generation, high costs of natural gas and oil, and favorable summer weather all are boosting U.S. coal demand. At the same time, rail constraints for Powder River Basin coal and continuing declines in Central Appalachian production hinder supplies. These fundamentals are likely to further tighten the coal markets, as generators satisfy their current coal needs and rebuild depleted stockpiles.”

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PEABODY ENERGY ANNOUNCES RESULTS – ADD FOUR

     Global demand for metallurgical coal also remains strong. Steel demand is high around the world. Temporary inventory rebalancing activities by steelmakers is more than offset by steel production increases by Asia-Pacific steelmakers. For example, China steel production for the first half rose 28 percent over the prior year and Australian metallurgical coal exports have increased 8 percent over the prior year.

     U.S. metallurgical coal markets also remain robust. In July, Peabody reached a two-year coal supply agreement for metallurgical coal from the United States at terms comparable to those of last year.

     Longer-term, U.S. generators continue to progress with tens of billions of dollars in environmental retrofits, and those investments have been made more certain by the finalization of U.S. Clean Air Interstate Rules (CAIR) in the second quarter. Development of new coal-fueled electricity generation also continues to progress, with 123 plants in the United States announced or under development, representing more than 75,000 MW or approximately 270 million tons of annual coal use (or about one-fourth of current annual U.S. coal demand). Worldwide, more than 1,050 coal plants representing 400,000 MW of capacity have been announced or are under development, primarily in Asia.

OUTLOOK: TARGETING 2005 NET INCOME 90% to 135% ABOVE PRIOR YEAR

     “The Peabody team did an excellent job in overcoming transportation and geology challenges and delivering record second quarter results,” said Executive Vice President and Chief Financial Officer Richard A. Navarre. “Looking forward, Peabody has significant upside to the improving markets, and has the largest position in America’s strongest market – the Powder River Basin. We are replacing expiring contracts with sales commitments at prices up to 50 percent higher in the Powder River Basin, 45 percent higher in the Illinois Basin, and 75 percent higher in Colorado.”

     Peabody is targeting full-year 2005 EBITDA of $775 million to $875 million and earnings of $2.50 to $3.10 per share. Third quarter targets include EBITDA of $210 million to $240 million and earnings of $0.60 to $0.90 per share. While operating performance and strong markets would lead earnings to even higher levels, the company is leaving prior targets unchanged due to transportation uncertainty in Australia and the United States.

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PEABODY ENERGY ANNOUNCES RESULTS – ADD FIVE

     Peabody continues to target 2005 production of 210 million to 220 million tons and total sales volume of 240 million to 250 million tons. The company is essentially sold out of its planned 2005 production. Peabody’s total unpriced volumes include approximately 35 to 45 million tons for 2006 and 110 to 120 million tons for 2007.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2004 sales of 227 million tons and $3.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of July 19, 2005. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; rail, barge and port performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; labor relations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; risk associated with performance of suppliers; performance risks related to high margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards and Medicare rules; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission. The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.

This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, early debt extinguishment costs, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited)
For the Quarters and Six Months Ended June 30, 2005 and 2004

(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Six Months Ended
	June 2005	June 2004	June 2005	June 2004

Tons Sold (In Millions)	57.7	57.0	116.9	108.8

Revenues	$1,108.8	$916.8	$2,186.3	$1,689.1
Operating Costs and Expenses	880.3	757.8	1,794.5	1,407.5
Depreciation, Depletion & Amortization	79.3	73.1	155.2	132.9
Asset Retirement Obligation Expense	7.2	8.6	16.4	21.6
Selling & Administrative Expenses	40.7	32.1	78.4	59.9
Other Operating Income:
Gain on Disposal of Assets	(16.5)	(1.9)	(47.6)	(12.3)
Earnings from Equity Affiliates	(11.5)	(4.7)	(20.7)	(11.1)

Operating Profit	129.3	51.8	210.1	90.6
Interest Income	(1.8)	(1.2)	(3.2)	(2.1)
Interest Expense:
Debt-Related Interest	22.2	21.4	44.4	39.9
Surety Bond and Letter of Credit Fees	3.0	3.2	6.4	6.0
Income Tax Provision (Benefit)	10.1	(15.2)	14.6	(20.8)
Minority Interests	0.5	0.4	0.8	0.7

Income from Continuing Operations	95.3	43.2	147.1	66.9
Loss from Discontinued Operations, Net of Tax	—	(1.7)	—	(2.8)

Net Income	$95.3	$41.5	$147.1	$64.1

Diluted EPS:(1) & (2)
Income from Continuing Operations	$0.71	$0.33	$1.10	$0.55
Loss from Discontinued Operations, Net of Tax	—	(0.01)	—	(0.03)

Net Income	$0.71	$0.32	$1.10	$0.52

EBITDA	$215.8	$133.5	$381.7	$245.1

(1)	Weighted average diluted shares outstanding were 133.8 million and 130.9 million for the quarters ended June 30, 2005 and 2004, respectively, and were 133.7 million and 122.6 million for the six months ended June 30, 2005 and 2004, respectively.

(2)	Share and per share amounts reflect the company’s March 30, 2005 two-for-one stock split.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended June 30, 2005 and 2004

	Quarter Ended		Six Months Ended
	June 2005	June 2004	June 2005	June 2004

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$814.6	$709.1	$1,643.9	$1,360.3
Australian Mining Operations	140.6	72.8	244.2	81.4
Trading & Brokerage Operations	149.3	132.3	290.9	241.4
Other	4.3	2.6	7.3	6.0

Total	$1,108.8	$916.8	$2,186.3	$1,689.1

Tons Sold (In Millions)
Eastern U.S. Mining Operations	13.2	12.7	26.2	25.2
Western U.S. Mining Operations	36.7	35.0	75.4	67.5
Australian Mining Operations	2.1	1.7	4.1	2.0
Trading & Brokerage	5.7	7.6	11.2	14.1

Total(1)	57.7	57.0	116.9	108.8

Revenues per Ton — Mining Operations
Eastern U.S.	$33.23	$28.75	$32.97	$28.25
Western U.S. (2)	10.25	9.84	10.36	9.60
Total — U.S.	16.31	14.88	16.18	14.67
Australia	68.37	42.07	59.59	40.20
Operating Costs per Ton — Mining Operations (3)
Eastern U.S.	$25.95	$23.55	$25.68	$23.20
Western U.S.	7.38	6.97	7.36	6.88
Total — U.S.	12.27	11.39	12.08	11.31
Australia	45.29	35.17	44.57	33.84
Gross Margin per Ton — Mining Operations (3)
Eastern U.S.	$7.28	$5.20	$7.29	$5.05
Western U.S.	2.87	2.87	3.00	2.72
Total — U.S.	4.04	3.49	4.10	3.36
Australia	23.08	6.90	15.02	6.36

Operating Profit per Ton	$2.24	$0.91	$1.80	$0.83

	Dollars in Millions
EBITDA — U.S. Mining Operations	$201.5	$166.4	$416.8	$311.2
EBITDA — Australian Mining Operations	47.5	11.9	61.6	12.9
EBITDA — Trading & Brokerage Operations	15.4	6.4	(6.4)	20.7
EBITDA — Resource Management (4)	10.2	(1.4)	38.3	5.1
Selling & Administrative Expenses	(40.7)	(32.1)	(78.4)	(59.9)
Other Operating Costs, Net (5)	(18.1)	(17.7)	(50.2)	(44.9)
EBITDA	215.8	133.5	381.7	245.1
Depreciation, Depletion & Amortization	(79.3)	(73.1)	(155.2)	(132.9)
Asset Retirement Obligation Expense	(7.2)	(8.6)	(16.4)	(21.6)
Operating Profit	129.3	51.8	210.1	90.6
Operating Cash Flow	155.7	71.3	253.6	82.0
Capital Expenditures	77.2	91.4	187.7	115.9

(1)	Metallurgical sales totaled 2.8 million tons and 5.8 million tons for the quarter and six months ended June 30, 2005, respectively, compared with 2.7 million and 4.0 million in the prior year. Total non-U.S. sales were 5.1 million tons for the second quarter of 2005 and 9.4 million tons for the six months ended June 30, 2005, compared with 4.1 million tons and 6.7 million tons, respectively, for the same periods in the prior year.

(2)	Revenues per ton for Western U.S. Mining Operations are lower by $0.36 per ton and $0.21 per ton for the quarter and six months ended June 30, 2005, respectively, due to the establishment of a reserve for the collectibility of certain receivables billed prior to 2005.

(3)	Excludes depreciation, depletion, and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(4)	Includes asset sales, property management costs and revenues, equity income and royalty expense related to the PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

(5)	Primarily includes costs associated with post-mining activities and income from the equity interest in our Venezuelan joint venture.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets June 30, 2005, March 31, 2005 and December 31, 2004

(Dollars in Millions)

	(Unaudited)	(Unaudited)
	June 30, 2005	March 31, 2005	December 31, 2004
Cash & Cash Equivalents	$459.4	$381.2	$389.6
Receivables, Net	204.4	187.5	193.8
Inventories	363.6	345.6	323.6
Assets from Coal Trading Activities	52.8	74.3	89.2
Other Current Assets	73.0	73.5	58.4

Total Current Assets	1,153.2	1,062.1	1,054.6
Net Property, Plant, Equipment & Mine Development	4,883.3	4,894.8	4,781.4
Investments & Other Assets	368.2	359.5	342.6

Total Assets	$6,404.7	$6,316.4	$6,178.6

Current Maturities of Debt	$21.9	$21.0	$19.0
Liabilities from Coal Trading Activities	34.8	50.0	63.6
Accounts Payable & Accruals	748.5	727.9	691.6

Total Current Liabilities	805.2	798.9	774.2
Long-Term Debt	1,393.0	1,374.7	1,406.0
Deferred Taxes	401.0	404.3	393.3
Other Long-Term Liabilities	1,901.0	1,915.8	1,878.6

Total Liabilities	4,500.2	4,493.7	4,452.1
Minority Interests	1.7	1.6	1.9
Stockholders’ Equity	1,902.8	1,821.1	1,724.6

Total Liabilities & Stockholders’ Equity	$6,404.7	$6,316.4	$6,178.6

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations (Unaudited)
For the Quarters and Six Months Ended June 30, 2005 and 2004

(Dollars in Millions)

	Quarter Ended		Six Months Ended
	June 2005	June 2004	June 2005	June 2004
EBITDA	$215.8	$133.5	$381.7	$245.1
Depreciation, Depletion & Amortization	79.3	73.1	155.2	132.9
Asset Retirement Obligation Expense	7.2	8.6	16.4	21.6
Interest Income	(1.8)	(1.2)	(3.2)	(2.1)
Interest Expense	25.2	24.6	50.8	45.9
Income Tax Expense (Benefit)	10.1	(15.2)	14.6	(20.8)
Minority Interests	0.5	0.4	0.8	0.7

Income from Continuing Operations	$95.3	$43.2	$147.1	$66.9

Reconciliation of EBITDA to Net Income — 2005 Targets (Unaudited)

(Dollars in millions, except per share information)

	Quarter Ended September 30, 2005		Year Ended December 31, 2005
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$210	$240	$775	$875
Depreciation, Depletion & Amortization	81	82	316	324
Asset Retirement Obligation Expense	9	8	35	33
Interest Income	(1)	(2)	(7)	(8)
Interest Expense	27	25	106	104
Income Tax Expense (Benefit)	12	6	(11)	6
Minority Interests	1	—	1	1

Net Income	$81	$121	$335	$415

Diluted Earnings Per Share	$0.60	$0.90	$2.50	$3.10

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.